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                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT is made as of the 3rd day of November, 1998, by and between PMC International, Inc. (the "Company") and Michael T. Wilkinson, Scott A. MacKillop, Gary A. Miller, Michael J. Flinn, Jared L. Shope, Graham L. Guy and John W. Burgin (collectively, the "Former ADAM Shareholders").

     WHEREAS, the Company and the Former ADAM Shareholders entered into that certain Stock Purchase Agreement by and among the Company, the Former ADAM Shareholders and ADAM Investment Services, Inc., dated as of July 25, 1997 (the "Stock Purchase Agreement");

     WHEREAS, the Initial Purchase Price Adjustment amount has been finally determined in accordance with the Stock Purchase Agreement in the total amount of $1,822,311 (the "Amount") plus interest from the Closing Date, as defined in the Stock Purchase Agreement (the "Closing Date") at an annual rate of 8.5% and 12.0% beginning on November 6, 1998, until full and complete payment is made; and

     WHEREAS, the Company and the Former ADAM Shareholders desire to amend (in accordance with Section 10.1 of the Stock Purchase Agreement) the payment terms of the Initial Purchase Price Adjustment.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1.  Definitions.    Terms not otherwise defined herein shall have the
meanings assigned to them in the Stock Purchase Agreement.
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     2.  Amendments.  (a) Section 2.3(e) of the Stock Purchase Agreement is
hereby deleted in its entirety and the following inserted in its place.

         "(e) If any amount of the Initial Purchase Price Adjustment is not made when such amount is due and owing hereunder, Buyer (the Company) shall pay to the Former ADAM Shareholders interest on such unpaid amount until paid at a rate of 12.0%."

     (b) Notwithstanding anything in the Stock Purchase Agreement to the contrary, the Initial Purchase Price Adjustment shall be paid as follows:

          (i) $500,000 of the Initial Purchase Price Adjustment shall be paid on November 6, 1998 to the account listed hereto as Exhibit A;

          (ii) $500,000 of the Initial Purchase Price Adjustment shall be paid on the earlier of (A) the next business day after the consummation of the Offer (as such term is defined in that certain Agreement and Plan of Merger by and among the Company, The Ziegler Companies, Inc. and ZACQ Corp. (the "Merger Agreement") ), or (B) January 6, 1999 to the account listed hereto as Exhibit A; and

          (iii) the remaining balance of principal and interest of the Initial Purchase Price Adjustment shall be paid to the account listed hereto as Exhibit A on the earlier of (A) the Effective Time of the Merger (as such terms are defined in the Merger Agreement) or (B) March 31, 1999.

     (c) Notwithstanding anything in the Stock Purchase Agreement to the contrary, interest shall be paid on the Amount, which interest shall include:
(i) simple interest at a rate of 8.5% on the

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Amount from the Closing Date up through and including November 6, 1998 and (ii)
simple interest at a rate of 12.0% for the remainder of the Amount until paid in full.

     3. Full Force and Effect. Except as explicitly modified herein, the Stock Purchase Agreement shall remain in full force and effect.

     4. Representation. John W. Burgin represents that he is the Shareholder Representative pursuant to notice dated October 14, 1998, as accepted by the Company on October 14, 1998 and he has the authority to enter into this binding Agreement pursuant to Section 10.1 of the Stock Purchase Agreement on behalf of the Former ADAM Shareholders.

     5. Restoration of Rights. In the event the Company does not make the payments required by paragraph 2(b) hereof and does not cure within five (5) business days of receiving notice from Shareholders' Representative, such nonpayment shall constitute a default hereunder, and this First Amendment to the Stock Purchase Agreement shall become null and void and the rights of the Former ADAM Shareholders under the Stock Purchase Agreement may be enforced to the full extent permitted, including but not limited to, the payments required under
Section 2.2 and the interest payments and penalties required under Section
2.3(e).

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
                              PMC INTERNATIONAL, INC.

                                 /s/ C. R. Tucker
                         By:  ________________________________________
                              Name:  C. R. Tucker
                              Title:  Chief Executive Officer



                              SHAREHOLDER REPRESENTATIVE
                                On Behalf of the Former ADAM Shareholders



                                 /s/ John W. Burgin
                         By:  ________________________________________
                              Name:  John W. Burgin

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